Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2021

ST. LOUIS, October 28, 2021 – Peabody (NYSE: BTU) today announced its third quarter 2021 operating results, including revenues of $679.0 million, net of $238 million of unrealized mark-to-market losses related to forward pricing hedges; net loss attributable to common stockholders of $44.2 million; diluted loss per share from continuing operations of $0.60; and Adjusted EBITDA1 of $289.1 million. During the quarter, the company retired an additional $93 million of senior secured debt and retired an additional $30 million after September 30, 2021, resulting in approximately $250 million of debt retirements year to date, more than 16% of debt outstanding at the start of the year.

“We are capturing opportunities provided by current robust coal market dynamics with strong operational performance which is resulting in expanded margins across our portfolio. And we have reached labor agreements at both our Metropolitan and Shoal Creek mines which paves the way for higher met coal production next year,“ said Peabody President and Chief Executive Officer Jim Grech. “While we are optimistic regarding the markets, we continue to focus on the long term with a disciplined approach to cost control, pricing strategies and additional reduction of debt to position the company to be resilient in all market cycles.”

Third Quarter 2021 Financial Results

Revenues totaled $679.0 million, net of $238 million of unrealized mark-to-market losses related to forward pricing hedges, compared to $671.0 million in the prior year primarily due to the impact of higher seaborne met volumes and improved seaborne thermal and met pricing.

Selling, general and administrative expenses decreased 22 percent from the prior year to $21.1 million as a result of the company’s ongoing cost reduction efforts.

Interest expense of $45.5 million increased $10.6 million over the prior year due to higher borrowing costs and amortization of debt issuance costs.

Net loss attributable to common stockholders was impacted by unrealized losses of $238.4 million, primarily related to hedges contracted in the first half of 2021 on 2.1 million metric tons of expected production at the company’s Wambo Underground mine with settlements of 1.4 million metric tons in 2022 and 0.7 million metric tons in 2023. The hedge contracts support the profitability of the mine by securing average prices of $84 per metric ton through mid-2023 as part of a strategy to extend the expected life of the mine. In addition, the company recorded a $25 million non-cash gain on sale of previously discontinued operations.
1 Adjusted EBITDA is a non-GAAP financial measure. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Adjusted EBITDA totaled $289.1 million compared to $95.4 million in the prior year primarily due to higher seaborne margins and a $26 million largely non-cash gain on the sale of the company’s Millennium mine.

Segment Performance

During the third quarter, the seaborne thermal segment shipped 4.5 million tons including 2.6 million export tons at an average realized price of $86 per ton and 1.9 million tons sold under domestic contracts. Third quarter seaborne thermal segment costs of $35.09 per ton increased 27 percent compared to the prior year, primarily due to ongoing transition to the Wambo JV and Wilpinjong extension project, higher royalties, unfavorable exchange rates and higher fuel prices. The segment’s Adjusted EBITDA margins nearly doubled to 40 percent from 22 percent in the prior year and reported Adjusted EBITDA of $104.4 million.

In the third quarter, Wilpinjong shipped 3.5 million tons at an average realized price of $42 per ton, which included 1.6 million tons of export sales at an average realized price of $65 per ton and 1.9 million tons of domestic sales at an average price of $22 per ton. Average Wilpinjong costs of $25.62 per ton were 31 percent higher than the prior year due to higher equipment maintenance, fuel and royalty costs, unfavorable exchange rates and completion of Wilpinjong extension boxcut development. Wilpinjong contributed approximately $56.5 million of Adjusted EBITDA, completed $5 million of capital expenditures and had $145.5 million of cash and cash equivalents at September 30, 2021.

The seaborne met segment shipped 1.5 million tons at an average realized price of $120 per ton in the third quarter. Total segment costs of $81.61 per ton decreased 16 percent compared to the prior year primarily due to elevated costs at Shoal Creek in 2020 prior to idling the mine and higher production at Metropolitan and the CMJV, partially offset by higher royalties, unfavorable exchange rates and higher fuel prices. Seaborne met costs excluding Shoal Creek idle costs were approximately $75 per ton. The segment reported 32% Adjusted EBITDA margins and Adjusted EBITDA of $57.4 million.

The PRB segment shipped 22.7 million tons at an average realized price of $10.88 per ton. PRB costs per ton increased by 17 percent to $9.25 per ton primarily due to higher equipment maintenance and fuel cost in addition to increased overburden removal. The segment reported 15 percent Adjusted EBITDA margins and Adjusted EBITDA of $37.0 million.

The other U.S. thermal segment shipped 4.5 million tons at an average realized price of $41 per ton. Cost per ton increased 17 percent from the prior year to $30.99 due to higher equipment maintenance costs and higher fuel prices. The segment reported 24 percent Adjusted EBITDA margins and Adjusted EBITDA of $45.1 million.

Balance Sheet and Cash Flow

Peabody ended the quarter with $587.0 million of cash and cash equivalents, a $38.7 million increase over the prior quarter. In the third quarter, $193 million of cash margin was posted primarily related to seaborne thermal price hedges on Wambo production that will settle in 2022 and 2023.

During the quarter, the company completed multiple debt-for-equity exchanges and issued 2.2 million shares of common stock in exchange for $30 million of Senior Secured Notes. The company also retired $63 million of senior secured debt through open market repurchases. As a result, Peabody retired $93 million of senior secured debt and recorded a net gain on debt extinguishment of $16.0 million in the third quarter. In addition, the company retired an additional $30 million of senior secured debt after September 30, 2021. To date, the company has retired approximately $250 million of senior secured debt in 2021.

During the third quarter, the company also sold 9.0 million shares of common stock under its previously announced “at-the-market” equity offering program (ATM), raising net cash proceeds of $112.1 million. Subsequent to September 30, 2021, the company settled sales of an additional 2.8 million shares raising net cash proceeds of $39.2 million, resulting in 5 million shares remaining available under the ATM program.

Outlook

Peabody notes the following for the remainder of 2021:

US Thermal Operations

•Coal deliveries will remain largely dependent on general economic conditions, weather, natural gas prices, utility inventory levels, availability of labor and rail performance.
•2021 projected volumes are fully priced and committed.

Seaborne Thermal Operations

•Higher export thermal volumes expected in the fourth quarter compared to previous quarters.
•Wilpinjong fourth quarter volumes are anticipated to include ~2 million tons of export shipments and ~2 million tons of domestic shipments.

Seaborne Met Operations

•The CMJV and Metropolitan are expected to continue recognizing cost and productivity improvements.
•Shoal Creek is anticipated to begin production in the second half of the fourth quarter, with ramp up through the first quarter of 2022.

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Guidance Targets

Segment Performance
2021 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	~85 - 90	~89	~$11.00	~$9.35
Other U.S. Thermal – Total	~16 - 17	~17	~$40.00	~$30.50
Seaborne Thermal (Export)	~9.5 - 10.5	~8.3	~$74.00	NA
Seaborne Thermal – Total	~17 - 18	~16	~$49.00	~$33.75
Seaborne Metallurgical (excluding Shoal Creek)	~5 - 5.3	~4.1	~$100.00	~$93.00

Wilpinjong Performance
2021 Full Year
	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	~6	~4.7	~$61.25	NA
Wilpinjong (Domestic)	~7.5 - 8	~7.7	~$22.00	NA
Wilpinjong – Total	~13.5 - 14	~12.4	~$37.00	~$23.00

Other Annual Financial Metrics ($ in millions)
2021 Full Year
SG&A	~$80
Net Cash Interest Payments	~$150
Interest Expense (Including Non-Cash)	~$190
Total Capital Expenditures	~$200
Major Project Capital Expenditures	~$100
ARO Cash Spend	~$60
Postretirement benefits cash spend	~$30
Multi-employer pension plan (MEPP) payment	~$15

Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced as of September 30, 2021. Weighted average quality for the PRB segment 2021 volume is approximately 8600 BTU.
Seaborne Thermal	Seaborne Thermal volumes reflect volumes priced as of September 30, 2021. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization strategies. In general, the Wambo unpriced products are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content is anticipated to price at a 5-20% discount to API 5 price levels.
Seaborne Metallurgical	Does not include guidance for Shoal Creek, production start-up targeted for second half of Q4-2021 with ramp-up in Q1-2022.
Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2021 and 2020

(In Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2021	2020	2021	2020

Tons Sold	33.7	34.7	96.7	98.6

Revenues (1)	$679.0	$671.0	$2,053.7	$2,143.9
Operating Costs and Expenses (2)	649.4	550.9	1,843.4	1,886.7
Depreciation, Depletion and Amortization	77.9	72.2	223.3	266.5
Asset Retirement Obligation Expenses	14.3	14.3	45.3	46.0
Selling and Administrative Expenses	21.1	27.2	64.2	77.3
Restructuring Charges	1.7	8.1	5.9	31.1
Transaction Costs Related to Joint Ventures	—	6.0	—	23.1
Other Operating (Income) Loss:
Net Gain on Disposals	(25.8)	(2.5)	(28.2)	(10.4)
Asset Impairment	—	—	—	1,418.1
(Income) Loss from Equity Affiliates	(15.8)	10.6	(11.4)	25.7
Operating Loss	(43.8)	(15.8)	(88.8)	(1,620.2)
Interest Expense	45.5	34.9	143.3	102.3
Net Gain on Early Debt Extinguishment	(16.0)	—	(31.3)	—
Interest Income	(1.4)	(1.6)	(4.2)	(7.1)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.6)	2.8	(26.0)	8.3
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	13.0	—	13.0
Loss from Continuing Operations Before Income Taxes	(63.3)	(64.9)	(170.6)	(1,736.7)
Income Tax (Benefit) Provision	(3.7)	(0.1)	(10.3)	2.7
Loss from Continuing Operations, Net of Income Taxes	(59.6)	(64.8)	(160.3)	(1,739.4)
Income (Loss) from Discontinued Operations, Net of Income Taxes	24.3	(2.3)	20.0	(6.8)
Net Loss	(35.3)	(67.1)	(140.3)	(1,746.2)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	8.9	0.1	12.6	(5.1)
Net Loss Attributable to Common Stockholders	$(44.2)	$(67.2)	$(152.9)	$(1,741.1)

Adjusted EBITDA (3)	$289.1	$95.4	$472.3	$155.6

Diluted EPS - Loss from Continuing Operations (4)(5)	$(0.60)	$(0.66)	$(1.65)	$(17.76)

Diluted EPS - Net Loss Attributable to Common Stockholders (4)	$(0.38)	$(0.69)	$(1.46)	$(17.83)

(1)	Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity of $238.4 million and $16.1 million during the quarters ended September 30, 2021 and 2020, respectively, and $263.2 million and $13.7 million during the nine months ended September 30, 2021 and 2020, respectively.
(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
During the quarters ended September 30, 2021 and 2020, weighted average diluted shares outstanding were 114.9 million and 97.9 million, respectively. During the nine months ended September 30, 2021 and 2020, weighted average diluted shares outstanding were 104.9 million and 97.6 million, respectively.

(5)	Reflects loss from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2021 and 2020

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2021	2020	2021	2020
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.5	4.6	12.7	13.8
Seaborne Metallurgical Mining Operations	1.5	1.1	3.9	4.2
Powder River Basin Mining Operations	22.7	23.6	65.9	65.0
Other U.S. Thermal Mining Operations	4.5	4.8	12.3	13.5
Total U.S. Thermal Mining Operations	27.2	28.4	78.2	78.5
Corporate and Other	0.5	0.6	1.9	2.1
Total	33.7	34.7	96.7	98.6

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$260.7	$163.0	$631.2	$526.1
Seaborne Metallurgical Mining Operations	179.5	78.8	388.0	363.6
Powder River Basin Mining Operations	247.1	264.8	724.1	737.2
Other U.S. Thermal Mining Operations	184.6	179.8	496.0	524.1
Total U.S. Thermal Mining Operations	431.7	444.6	1,220.1	1,261.3
Corporate and Other (1)	(192.9)	(15.4)	(185.6)	(7.1)
Total	$679.0	$671.0	$2,053.7	$2,143.9

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$156.3	$127.7	$426.9	$408.0
Seaborne Metallurgical Mining Operations	122.1	106.1	379.4	459.7
Powder River Basin Mining Operations	210.1	186.5	611.5	594.2
Other U.S. Thermal Mining Operations	139.5	128.2	370.4	401.1
Total U.S. Thermal Mining Operations	349.6	314.7	981.9	995.3
Corporate and Other	14.4	7.4	24.2	42.4
Total	$642.4	$555.9	$1,812.4	$1,905.4

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$104.4	$35.3	$204.3	$118.1
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	57.4	(27.3)	8.6	(96.1)
Adjusted EBITDA - Powder River Basin Mining Operations	37.0	78.3	112.6	143.0
Adjusted EBITDA - Other U.S. Thermal Mining Operations	45.1	51.6	125.6	123.0
Adjusted EBITDA - Total U.S. Thermal Mining Operations	82.1	129.9	238.2	266.0
Middlemount (3)	9.3	(11.1)	2.9	(27.2)
Resource Management Results (4)	(0.4)	1.0	3.9	9.8
Selling and Administrative Expenses	(21.1)	(27.2)	(64.2)	(77.3)
Other Operating Costs, Net (5)	57.4	(5.2)	78.6	(37.7)
Adjusted EBITDA (2)	$289.1	$95.4	$472.3	$155.6

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2021 and 2020

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2021	2020	2021	2020
Revenues per Ton - Mining Operations (6)
Seaborne Thermal	$58.53	$35.28	$49.86	$38.14
Seaborne Metallurgical	119.98	71.88	99.18	87.16
Powder River Basin	10.88	11.26	10.99	11.35
Other U.S. Thermal	40.99	37.20	40.20	38.67
Total U.S. Thermal	15.87	15.68	15.59	16.07

Costs per Ton - Mining Operations (6)(7)
Seaborne Thermal	$35.09	$27.59	$33.72	$29.58
Seaborne Metallurgical	81.61	96.87	96.98	110.20
Powder River Basin	9.25	7.93	9.28	9.15
Other U.S. Thermal	30.99	26.52	30.02	29.60
Total U.S. Thermal	12.86	11.10	12.55	12.68

Adjusted EBITDA Margin per Ton - Mining Operations (6)(7)
Seaborne Thermal	$23.44	$7.69	$16.14	$8.56
Seaborne Metallurgical	38.37	(24.99)	2.20	(23.04)
Powder River Basin	1.63	3.33	1.71	2.20
Other U.S. Thermal	10.00	10.68	10.18	9.07
Total U.S. Thermal	3.01	4.58	3.04	3.39

(1)	Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity of $238.4 million and $16.1 million during the quarters ended September 30, 2021 and 2020, respectively, and $263.2 million and $13.7 million during the nine months ended September 30, 2021 and 2020, respectively.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2021	2020	2021	2020
	(In Millions)
Tons sold	0.5	0.4	1.6	1.2
Depreciation, depletion and amortization and asset retirement obligation expenses	$8.2	$9.2	$21.8	$23.5
Net interest expense	4.9	4.1	15.0	10.0
Income tax provision (benefit)	4.8	(4.7)	3.9	(11.7)
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts, costs associated with suspended operations including the North Goonyella Mine and the Q3 2021 gain of $26.1 million recognized on the sale of the Millennium Mine.
(6)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(7)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2021 and Dec. 31, 2020

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2021	Dec. 31, 2020

Cash and Cash Equivalents	$587.0	$709.2
Accounts Receivable, Net	276.0	244.8
Inventories	224.5	261.6
Other Current Assets	223.8	204.7
Total Current Assets	1,311.3	1,420.3
Property, Plant, Equipment and Mine Development, Net	2,952.0	3,051.1
Operating Lease Right-of-Use Assets	38.4	49.9
Investments and Other Assets	140.8	140.9
Deferred Income Taxes	—	4.9
Total Assets	$4,442.5	$4,667.1

Current Portion of Long-Term Debt	$59.5	$44.9
Accounts Payable and Accrued Expenses	761.7	745.7
Total Current Liabilities	821.2	790.6
Long-Term Debt, Less Current Portion	1,268.7	1,502.9
Deferred Income Taxes	13.0	35.0
Asset Retirement Obligations	641.9	650.5
Accrued Postretirement Benefit Costs	402.2	413.2
Operating Lease Liabilities, Less Current Portion	31.6	42.1
Other Noncurrent Liabilities	221.6	251.5
Total Liabilities	3,400.2	3,685.8

Common Stock	1.6	1.4
Additional Paid-in Capital	3,605.1	3,364.6
Treasury Stock	(1,370.2)	(1,368.9)
Accumulated Deficit	(1,426.2)	(1,273.3)
Accumulated Other Comprehensive Income	171.6	205.8
Peabody Energy Corporation Stockholders' Equity	981.9	929.6
Noncontrolling Interests	60.4	51.7
Total Stockholders' Equity	1,042.3	981.3
Total Liabilities and Stockholders' Equity	$4,442.5	$4,667.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended Sept. 30, 2021 and 2020

(Dollars In Millions)
	Nine Months Ended
	Sept.	Sept.
	2021	2020
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$0.5	$(9.7)
Net Cash Used in Discontinued Operations	(18.9)	(22.4)
Net Cash Used In Operating Activities	(18.4)	(32.1)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(123.6)	(131.9)
Changes in Accrued Expenses Related to Capital Expenditures	(3.3)	(14.9)
Proceeds from Disposal of Assets, Net of Receivables	12.7	15.4
Contributions to Joint Ventures	(363.8)	(275.2)
Distributions from Joint Ventures	350.3	271.0
Advances to Related Parties	(0.4)	(23.1)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	8.4	—
Other, Net	—	(0.7)
Net Cash Used In Investing Activities	(119.7)	(159.4)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	360.0
Repayments of Long-Term Debt	(133.6)	(81.0)
Payment of Debt Issuance and Other Deferred Financing Costs	(22.5)	—
Proceeds from Common Stock Issuances, Net of Costs	177.2	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(1.3)	(1.6)
Distributions to Noncontrolling Interests	(3.9)	(3.5)
Net Cash Provided By Financing Activities	15.9	273.9
Net Change in Cash, Cash Equivalents and Restricted Cash	(122.2)	82.4
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	709.2	732.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$587.0	$814.6

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2021 and 2020

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2021	2020	2021	2020

Loss from Continuing Operations, Net of Income Taxes	$(59.6)	$(64.8)	$(160.3)	$(1,739.4)
Depreciation, Depletion and Amortization	77.9	72.2	223.3	266.5
Asset Retirement Obligation Expenses	14.3	14.3	45.3	46.0
Restructuring Charges	1.7	8.1	5.9	31.1
Transaction Costs Related to Joint Ventures	—	6.0	—	23.1
Asset Impairment	—	—	—	1,418.1
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(6.4)	(0.5)	(8.4)	(1.6)
Interest Expense	45.5	34.9	143.3	102.3
Net Gain on Early Debt Extinguishment	(16.0)	—	(31.3)	—
Interest Income	(1.4)	(1.6)	(4.2)	(7.1)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	13.0	—	13.0
Unrealized Losses on Derivative Contracts Related to Forecasted Sales	238.4	16.1	264.0	11.3
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(0.6)	(0.7)	8.2	(3.6)
Take-or-Pay Contract-Based Intangible Recognition	(1.0)	(1.5)	(3.2)	(6.8)
Income Tax (Benefit) Provision	(3.7)	(0.1)	(10.3)	2.7
Adjusted EBITDA (1)	$289.1	$95.4	$472.3	$155.6

Operating Costs and Expenses	$649.4	$550.9	$1,843.4	$1,886.7
Unrealized Gains (Losses) on Foreign Currency Option Contracts	0.6	0.7	(8.2)	3.6
Take-or-Pay Contract-Based Intangible Recognition	1.0	1.5	3.2	6.8
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.6)	2.8	(26.0)	8.3
Total Reporting Segment Costs (2)	$642.4	$555.9	$1,812.4	$1,905.4

Net Cash Used In Operating Activities			$(18.4)	$(32.1)
Net Cash Used In Investing Activities			(119.7)	(159.4)
Free Cash Flow (3)			$(138.1)	$(191.5)

(1)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash used in operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.